Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-175814) pertaining to the Francesca’s Holdings Corporation 2007 Stock Incentive Plan, the Francesca’s Holdings Corporation Stock Incentive Plan and the Francesca’s Holdings Corporation 2011 Equity Incentive Plan of Francesca’s Holdings Corporation of our report dated March 21, 2012, with respect to the consolidated financial statements included in this Annual Report (Form 10-k) for the fiscal year ended January 28, 2012 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

March 21, 2012